Exhibit 99.1

Newmark Group, Inc. Reports Third Quarter 2018 Financial Results

Declares Quarterly Dividend of 9 Cents

Conference Call to Discuss Results Scheduled for 11:00 AM ET Today

NEW YORK, NY – October 25, 2018 – Newmark Group, Inc. (NASDAQ: NMRK) (“Newmark” or “the Company”) today reported its financial results for the quarter ended September 30, 2018.1

Select Results Compared to the Year-Earlier Period2

Highlights of Consolidated Results (USD millions)	3Q18	3Q17	Change	YTD 2018	YTD 2017	Change
Revenues	$518.8	$398.2	30.3%	$1,415.9	$1,135.9	24.7%
GAAP income before income taxes and noncontrolling interests	151.4	100.5	50.7%	206.0	194.0	6.2%
GAAP net income (loss) for fully diluted shares	80.0	N/A	N/A	104.6	N/A	N/A
Pre-tax Adjusted Earnings before noncontrolling interest in subsidiaries and taxes	177.6	143.8	23.5%	316.7	237.6	33.3%
Post-tax Adjusted Earnings to fully diluted shareholders	153.6	118.3	29.9%	273.3	194.9	40.2%
Adjusted EBITDA	204.6	156.5	30.7%	382.9	274.8	39.4%

Per Share Results	3Q18	3Q17	Change	YTD 2018	YTD 2017	Change
GAAP net income (loss) per fully diluted share	$0.43	N/A	N/A	$0.56	N/A	N/A
Post-tax Adjusted Earnings per share	0.59	0.51	15.7%	1.07	0.85	25.9%

Management Comments

“Newmark had another strong quarter and generated strong year-on-year growth in revenues, GAAP pre-tax income, Adjusted Earnings, and Adjusted EBITDA,” said Howard W. Lutnick, Chairman of Newmark. “But for the decline in Nasdaq’s stock price3 since August, our quarterly pre-tax earnings and post-tax earnings per share would have been approximately $6 million or two cents higher, respectively. Because we established the downside redemption value related to these expected earn-outs for 2019 through 2022 while retaining all the potential upside, our cash position will be only the same or better with respect to Nasdaq over the next four years”.

Mr. Lutnick continued: “I am pleased to report that the Company’s Board of Directors declared a dividend for the third quarter of 9 cents per common share. We expect our dividend to remain consistent for each of the four fiscal quarters of 2018.4 We continue to make progress towards our planned spin-off, which we intend to complete by the end of 2018”.5

[1]	Newmark is a publicly traded subsidiary of BGC Partners, Inc. (NASDAQ: BGCP) (“BGC Partners”, or “BGC”). BGC separately reported its consolidated financial results today.
[2]

U.S. Generally Accepted Accounting Principles is referred to as “GAAP”. See the sections of this document including “Adjusted Earnings Defined”, “Differences between Consolidated Results for Adjusted Earnings and GAAP”, “Reconciliation of GAAP income (loss) to Adjusted Earnings”, “Adjusted EBITDA Defined”, and “Reconciliation of GAAP Income (Loss) to Adjusted EBITDA” for the complete and updated definitions of these non-GAAP terms and how, when and why management uses them, as well as for the differences between results under GAAP and these non-GAAP items for the periods discussed herein. As Newmark’s initial public offering (“IPO”) occurred in the fourth quarter of 2017, Newmark had no shares outstanding in the prior year period under GAAP. Prior year pre-tax Adjusted Earnings per share and post-tax Adjusted Earnings per share are based on a methodology consistent with that used for the current year period. See the section of this document titled “Consolidated Share Count” for more details on this methodology. Throughout this document “YTD” is used to indicate a period for the nine months ended September 30, 2018 or September 30, 2017.

[3]	For further information on the Nasdaq earn-out, see the section of this document titled “Recognition and Monetization of Nasdaq Payments”.
[4]	This dividend is consistent with the Company’s previously stated intention of paying out up to 25 percent of its expected full year Adjusted Earnings per share to common stockholders.
[5]	See the section of this document titled “Proposed Spin-Off of Newmark”.

Barry M. Gosin, Chief Executive Officer of Newmark, added: “The Company fired on all cylinders during the quarter, producing strong top-line growth from leasing, investment sales, mortgage brokerage, multifamily agency origination, servicing fees, valuation & advisory, management services, and global corporate services. Over 90 percent of Newmark’s company-wide revenue growth for the quarter and year-to-date was organic. Our market share gains in the quarter were fueled by a 14 percent improvement in revenue per producer and a 13 percent increase in the number of front office employees, both compared with a year earlier.6 As we continue to increase productivity and add to our revenue-generating headcount, we expect to gain further market share, grow our revenues and profits, and create value for our investors”.

Dividend Information

On October 24, 2018, Newmark’s Board of Directors declared a quarterly qualified cash dividend of $0.09 per share payable on November 28, 2018 to Class A and Class B common stockholders of record as of November 7, 2018. The ex-dividend date will be November 6, 2018.

Discussion of Financial Results

Unless otherwise stated, all results discussed in this document compare the third quarter 2018 with the year-earlier period. Certain numbers in the tables throughout this document may not sum due to rounding. Rounding may have also impacted the presentation of certain year-on-year percentage changes. BGC is the largest and controlling shareholder of Newmark. As a result, BGC consolidates the results of Newmark and reports them as its Real Estate Services segment. These segment results may differ from those of Newmark as a stand-alone company with respect to revenues, pre-tax GAAP income and pre-tax Adjusted Earnings. These differences are reconciled in BGC’s separate third quarter 2018 financial results press release.7

Online Availability of Investor Presentation and Additional Financial Tables

An investor presentation as well as Excel versions of the tables at the end of this document are available for download if one views the release at http://ir.ngkf.com. The Excel tables and presentation contain the results discussed in this document as well as other useful information that may not be contained herein.

Revenue and Other Income Detail8

Newmark Summary Results (USD millions)	3Q18	3Q17	Change	YTD 2018	YTD 2017	Change
Leasing and other commissions	$203.9	$158.6	28.6%	$541.4	$430.9	25.7%
Capital markets	115.4	98.3	17.4%	318.5	270.9	17.6%
Gains from mortgage banking activities/origination, net	52.0	45.5	14.3%	132.8	164.3	(19.2)%
Management services, servicing fees, and other	147.5	95.8	53.9%	423.2	269.9	56.8%
Total revenues	518.8	398.2	30.3%	1,415.9	1,135.9	24.7%

Other income (loss)	93.7	77.3	21.3%	99.1	76.0	30.4%

Industry-wide, commercial real estate services companies tend to have seasonally lower revenues and profits in the first calendar quarter and higher revenues and profits in the fourth calendar quarter. In the three and nine months ended September 30, 2018, the Company’s facilities management business recorded $21.1 and $63.9 million, respectively, in additional pass-through revenues associated with the implementation of ASC 606.9

[6]

For the purposes of this document, the terms “producer”, “brokers and salespeople”, and “front office employee” are synonymous. The average revenue per producer figures are based only on “leasing and other commissions”, “capital markets”, and “Gains from mortgage banking activities/origination, net” revenues and corresponding producers. The productivity figures exclude both revenues and staff in “management services, servicing fees and other.” Headcount numbers used for revenue per producer are based on a period average, while the number of producers at period end is based on the September 30 figures.

[7]

See the tables in BGC’s financial results press release titled “Reconciliation of BGC Real Estate Segment to Newmark Group, Inc. Stand-Alone for Revenues”, “Reconciliation of BGC Real Estate Segment to Newmark Group, Inc. Stand-Alone for GAAP Income (Loss) From Operations before Income Taxes” and “Reconciliation of BGC Real Estate Segment to Newmark Group, Inc. Stand-Alone for Pre-Tax Adjusted Earnings”.

[8]	Other income appears below “Total expenses” and above “Income (loss) from operations” in the GAAP income statement shown later in this document.
[9]

For more information regarding the impact of Financial Accounting Standards Board Accounting Standards Codification Topic 606 (“ASC 606”) and its impact on the Company’s results, see the section of this document titled “Additional Items of Note”; the section titled “Impact of ASC 606 on Newmark’s Future Results” in Newmark’s financial results press release dated February 9, 2018; or the section titled “New Accounting Pronouncements” in Newmark’s recent Securities and Exchange Commission (“SEC”) filing on Form 10-K.

Excluding these amounts, “Management services, servicing fees and other” would have increased year-on-year by 31.9 percent and 33.1 percent, respectively, over the same periods. The increase in revenues in this line item year-to-date was due largely to organic growth from valuation & advisory, servicing fees, and property management, with the remainder due to the previously disclosed acquisitions of Spring11 and certain Integra Realty Resources offices.

“Other income (loss)” was lower than had been anticipated with respect to the Company’s full-year 2018 outlook issued on August 2, 2018. This outlook assumed an earn-out of approximately $91 million based on Nasdaq’s August 1, 2018 closing price of $91.39. Newmark recognized approximately $85 million of other income for the Nasdaq payment based on the $85.80 closing price of that stock on September 28, 2018.

The Company had previously stated that it expected its notional origination volumes to be up by more than 75 percent in the second half of 2018 sequentially and versus a year earlier. In the third quarter of 2018, the Company’s origination volumes increased by 87.0 percent year-on-year. This compares favorably to the approximately 3 percent combined increase reported by Fannie Mae and Freddie Mac for the quarter. As with other multifamily lenders, the Company’s mix of originations and therefore revenues can vary depending on the size of loans, as well by the categories of loans with respect to the FHA, Freddie Mac, and different Fannie Mae structures. Given the pipeline of financings, the Company continues to expect its full-year 2018 origination volumes to grow year-over-year, including the impact of the $2.2 billion deal in 2017.10

Consolidated Expenses11

Consolidated Expenses (USD millions)	3Q18	3Q17	Change	YTD 2018	YTD 2017	Change
Compensation and employee benefits under GAAP	$291.1	$270.9	7.4%	$812.8	$724.6	12.2%
Allocations of net income and grant of exchangeability to limited partnership units	41.1	18.2	125.4%	131.9	52.7	150.2%
Non-compensation expenses under GAAP	117.4	87.6	34.1%	328.8	244.7	34.4%
Total expenses under GAAP	449.6	376.8	19.3%	1,273.5	1,022.0	24.6%

Compensation and employee benefits for Adjusted Earnings	291.1	248.2	17.3%	812.8	701.9	15.8%
Non-compensation expenses for Adjusted Earnings	123.6	85.8	44.0%	343.9	278.5	23.5%
Total expenses for Adjusted Earnings	414.6	334.0	24.1%	1,156.6	980.4	18.0%

In the third quarter and first nine months of 2018, non-compensation expenses for GAAP and Adjusted Earnings included $21.1 million and $63.9 million, respectively, in additional pass-through expense associated with the implementation of ASC 606. Excluding the impact of the additional pass-through expense related to ASC 606, quarterly non-compensation expenses for Adjusted Earnings would have increased by approximately 19 percent in the third quarter of 2018 and would have represented 20.6 percent of revenues versus 21.5 percent a year earlier. Excluding these same pass through expenses, quarterly non-compensation expenses under GAAP would have increased by approximately 10 percent and would have represented 18.6 percent of revenues versus 22.0 percent a year earlier. The Company’s expenses also reflect recent acquisitions and hires, as well as the impact of higher revenues on variable compensation.

[10]

On September 8, 2017, BGC acquired Berkeley Point Financial LLC, including its wholly owned subsidiary Berkeley Point Capital LLC. These LLCs are now a direct and indirect subsidiary, respectively, of Newmark. “GSE” is used to refer to a government-sponsored enterprise such as Fannie Mae or Freddie Mac. “FHA” is used to refer to the Federal Housing Administration. The Company calculates volumes based on when loans are rate locked, which is consistent with how revenues are recorded for “Gains from mortgage banking activities/origination, net”. The GSE multifamily agency volume statistics for the industry are based on when loans are sold and/or securitized, and typically lag those reported by Newmark by 30 to 45 days.

[11]

In the third quarter of 2018, GAAP expenses included $12.2 million in grants of exchangeability and $28.1 million in allocation of net income to limited partnership units. In the third quarter of 2017, GAAP expenses included 3.9 million in grants of exchangeability and $14.3 million in allocation of net income to limited partnership units. Please also see “Adjusted Earnings Defined” for more information on how non-cash GAAP gains attributable to originated mortgage servicing rights (“OMSRs”) and GAAP amortization of mortgage servicing rights (“MSRs”) impact non-GAAP results.

Taxes and Noncontrolling Interest

Taxes (USD millions)	3Q18	3Q17	Change	YTD 2018	YTD 2017	Change
GAAP provision for income taxes	$35.9	$2.0	NMF	$53.6	$3.4	NMF
Provision for income taxes for Adjusted Earnings	23.5	25.9	(9.1)%	42.0	42.8	(1.8)%
Net income (loss) attributable to noncontrolling interest in subsidiaries for GAAP	47.3	(0.3)	NMF	63.4	(0.0)	NMF
Net income (loss) attributable to noncontrolling interest in subsidiaries for Adjusted Earnings	0.4	(0.3)	NMF	1.5	(0.0)	NMF

Taxes under GAAP increased due to the change in Newmark’s corporate structure that occurred in 2017 in conjunction with the Company’s initial public offering, which impacted the mix of allocable earnings among legal entities taxed as corporations versus pass-through. Taxes under GAAP and Adjusted Earnings were positively impacted in the first nine months of 2018 by the 2017 U.S. Tax Cuts and Jobs Act.

Consolidated Share Count

Consolidated Share Count (USD millions)	3Q18	3Q17	Change
Fully diluted weighted-average share count under GAAP	185.1	N/A	N/A
Fully diluted weighted-average share count for Adjusted Earnings	262.5	230.9	13.7%
Fully diluted quarter-end share count under GAAP and Adjusted Earnings	262.3	N/A	N/A

The GAAP weighted average share count excluded certain share equivalents in order to avoid anti-dilution in the third quarter of 2018. The fully diluted share count of Newmark outstanding immediately prior to its IPO was equal to BGC’s fully diluted share count divided by 2.2. Newmark’s fully diluted share counts for Adjusted Earnings for periods prior to the IPO are therefore based upon BGC’s non-GAAP fully diluted weighted-average share count for the relevant periods divided by 2.2 plus the 23 million shares issued by Newmark in the IPO. For additional information on this, please see the section of this document titled “Adjustments Made to Calculate Pre-Tax Adjusted Earnings”. Newmark’s fully diluted share count increased due in part to the first quarter 2018 sale to BGC of approximately 16.6 million newly issued exchangeable limited partnership units of Newmark for $242 million. Newmark used the proceeds from this unit sale to repay long-term debt. The share count also increased year-on-year due to shares issued with respect to equity-based compensation, front-office hires, and acquisitions.

Select Balance Sheet Data12

Select Balance Sheet Data (USD millions except per share data)	September 30, 2018	December 31, 2017
Cash and cash equivalents	$70.6	$121.0
Restricted cash	$260.6	$0.0
Cash segregated under regulatory requirements	$55.9	$52.3
Long-term debt	$434.0	$1,083.2
Total equity	$1,012.4	$243.4

[12]

“Total equity” in this table is the sum of "redeemable partnership interests," "noncontrolling interests" and "total stockholders' equity". “Long-term debt" in this table is the sum of “Long-term debt” and “Long-term debt payable to related parties” and excludes “Current portion of payables to related parties” as well as “Warehouse notes payable”. Newmark uses its warehouse lines and repurchase agreements for short-term funding of mortgage loans originated under its GSE and FHA lending programs, and such amounts are generally offset by “Loans held for sale” at fair value on the balance sheet. Such loans are typically sold within 45 days. Loans made using Newmark’s warehouse lines are recourse to Berkeley Point Capital LLC, but non-recourse to Newmark Group. The estimated fair value of the MSRs at September 30, 2018 was $444.9 million.

The change in cash and cash equivalents since year-end 2017 was due to the Company using the proceeds received from the previously disclosed unit sale, the Nasdaq Transactions, and cash on hand to repay $536.7 million of debt. Total equity increased largely due to the unit sale, Nasdaq Transactions, the positive affect of GAAP net income on retained earnings, and the impact of ASC 606.

On September 4, 2018, BGC loaned Newmark $112.5 million at an annual interest rate of 6.5 percent in order to repay the $112.5 million intercompany note previously owed to BGC at an annual interest rate of 8.125 percent. As a result, Newmark’s long-term debt decreased by $112.5 million and there was an equal and offsetting increase in Newmark’s current portion of payables to related parties.13 This $112.5 million is expected to be repaid before the completion of the planned spin-off. Subsequent to the end of the third quarter, Newmark withdrew $252.0 million of restricted cash that had been pledged for the benefit of Fannie Mae, which was well above the minimum required balance. This $252.0 million was used to reduce payables to related parties.

As a result of the changes in Newmark’s balance sheet, Newmark’s interest coverage ratio has improved to 10.7 times as of quarter-end. The Company’s net debt to Adjusted EBITDA ratio has improved to approximately 1.0 times for the twelve months ended September 30, 2018 versus 2.6 times as of year-end 2017.14 Newmark’s target is for debt, net of cash and cash equivalents, to be less than 1.5 times Adjusted EBITDA for the foreseeable future.

The Company has the flexibility to monetize some or all of the more than $404 million worth of additional Nasdaq payments expected from 2023 through 2027, including in ways that differ from the June and September Transactions.15 Newmark’s balance sheet does not yet reflect these five years of expected payments, because the shares are contingent upon Nasdaq generating at least $25 million in gross revenues annually. Nasdaq generated gross revenues of approximately $4.0 billion and net revenues of $2.4 billion in 2017.

Outlook for 2018

The Company’s full year outlook for 2018 compared with 2017 was updated as follows.

*

Newmark expects to produce 2018 revenues of between approximately $1,975 million and $2,025 million, which would represent an increase of between 24 percent and 27 percent compared with $1,596.5 million in 2017.

*	Newmark anticipates its 2018 tax rate for Adjusted Earnings to be in the range of approximately 12 percent and 14 percent, compared with 18 percent in 2017.
*	Newmark expects 2018 post-tax Adjusted Earnings per share to be in the range of approximately $1.45 and $1.53, or an increase of between 26 percent and 33 percent versus $1.15 in 2017.
*	The Company expects Adjusted EBITDA to be between $518 million and $538 million, or an increase of 39 to 44 percent compared with approximately $374 million in 2017.

The Company’s full-year 2018 outlook issued on August 2, 2018 assumed other income related to the Nasdaq payment of approximately $91 million based on that stock’s August 1, 2018 closing price of $91.39. Newmark’s updated outlook assumes other income of approximately $81 million related to the Nasdaq earn-out based on the $81.49 closing price of that stock on October 24, 2018. Because the Company established the downside redemption value related to these expected earn-outs for 2019 through 2022 while retaining all the potential upside, its cash position will be only the same or better with respect to Nasdaq over the next four years.

[13]

See the September 5, 2018 press release titled “BGC Partners And Newmark Announce Completion Of The Redemption Of Outstanding 8.125% Senior Notes Due 2042” and the corresponding filings made on the same date on Form 8-K.

[14]

The numerator in this debt to Adjusted EBITDA calculation as of the end of the third quarter of 2018 is the sum of “Long-term debt”, “Long-term debt payable to related parties” and $112.5 million of the “Current portion of payables to related parties” less “Cash and cash equivalents”. The year-end 2018 ratio is based on the mid-point of the Company’s outlook.

[15]	Value of Nasdaq payments based on Nasdaq’s closing stock price of $81.49 on October 24, 2018.

Simplifying Non-GAAP Reporting Beginning in 2019

Beginning with the first quarter of 2019, Newmark expects to simplify its definitions of Adjusted Earnings and Adjusted EBITDA in order to be more consistent with how many other companies report their non-GAAP results, including other real estate services firms and companies in a variety of industries with Up-C structures similar to the structure of Newmark Group.

Specifically, the Company plans to no longer report “grants of exchangeability to limited partnership units”. Instead, Newmark anticipates adding back all equity-based compensation to Adjusted Earnings and Adjusted EBITDA. The amount added back each period is expected to match the line item “Equity-based compensation and allocations of net income to limited partnership units”, which is part of GAAP cash flows from operating activities. The Company also expects to begin periodically providing an annual outlook for share issuance expected as a result of ongoing equity-based compensation, excluding the impact of large acquisitions.

All share equivalents that are part of the Company’s stock-based compensation plan including RSUs, REUs, PSUs and other units have always been included in the fully diluted issued share count when issued. Therefore, when compensation charges are later recorded under GAAP for these share equivalents, they are non-cash and non-dilutive. These anticipated changes to non-GAAP reporting will not impact Newmark’s full year outlook or results for the fourth quarter or full year 2018, as they will be implemented for the first time when the Company reports its results for the three months ended March 31, 2019. At that time, Newmark expects to issue recast non-GAAP results for 2018 and 2017 consistent with this new methodology. The change in methodology is expected to have no material impact on Adjusted EBITDA for any period, since Newmark was already adding back “other non-cash and equity based compensation and amortization” as a separate line item.

Recognition and Monetization of Nasdaq Payments

On June 28, 2013, BGC sold its eSpeed business to Nasdaq, Inc. (“Nasdaq”). The purchase consideration consisted of $750 million in cash paid upon closing, plus an expected payment of up to 14.9 million shares of Nasdaq common stock to be paid rateably over 15 years beginning in 2013, assuming that Nasdaq, as a whole, generates at least $25 million in gross revenues each of these years. “Payments” may be used interchangeably with the Nasdaq share “earn-out”. The value of the Nasdaq shares discussed in this document are based on the closing price as of October 24, 2018 and assumes no change in that company’s stock price.

On June 20, 2018, the Company announced that it had entered into transactions related to the monetization of the expected 2019 and 2020 Nasdaq payments (the “First Monetization” or “June Transaction”). On September 26, 2018, the Company announced that Newmark entered into similar transactions related to the monetization of the expected 2021 and 2022 Nasdaq payments (the “Second Monetization” or the “September Transaction” and, together, the "Transactions"). As part of the Transactions, Newmark's principal operating subsidiary issued approximately $325 million of exchangeable preferred limited partnership units ("EPUs") in private transactions to The Royal Bank of Canada ("RBC"). Contemporaneously with the issuance of these EPUs, a special purpose vehicle (the "SPV") entered into four variable postpaid forward transactions (together, the "Forwards") with RBC. The SPV is a wholly owned subsidiary of Newmark formed in connection with the June Transaction and its sole asset is the right to receive the Nasdaq share earn-outs for 2019 through 2022.

As a result of the Transactions, Newmark’s balance sheet total equity increased by approximately $325 million, including the receipt of $266 million of cash and the value of the Forwards, which provide downside protection at $94.21 on the 2019 and 2020 earn-outs and at $87.68 on the 2021 and 2022 earn-outs. If Nasdaq's stock is higher than $94.21 and $87.68 for the First and Second Monetization, respectively, the total amount of additional cash Newmark could receive for each payment would be equal to 992,247 times the amount by which the price of Nasdaq shares exceed the applicable strike prices from 2019 through 2022. The Company retains all the potential upside related to appreciation of the 992,247 Nasdaq shares recognized in 2018 as well as the 8.9 million Nasdaq shares it expects to receive from 2019 through 2027. Therefore, the Transactions provided downside protection, and were not commensurate with a sale.

Newmark will record any income and tax obligation related to the Nasdaq earn-out in the third quarters of each year through 2027 for GAAP, Adjusted Earnings, and Adjusted EBITDA. For additional information on the Transactions, see the Company’s June 20, 2018 press release titled “Newmark And BGC Partners Announce Monetization of Approximately Two Million Nasdaq Shares and Update Their Outlooks”, the Company’s September 26, 2018 press release titled “Newmark and BGC Partners Announce Monetization of an Additional Approximately Two Million Nasdaq Shares and Update Their Outlooks”, and the related filings made on the same respective dates on Form 8-K.

Additional Items of Note

The Company has simplified its definition of “Adjusted EBITDA” so that it excludes GAAP charges with respect to allocations of net income to limited partnership units. Therefore, the term “Adjusted EBITDA” is now consistent with what the Company has historically referred to as “Adjusted EBITDA before allocations to units”.

Newmark’s financial results have been recast to include the results of Berkeley Point for all periods discussed in this document because this transaction involved a combination of entities under common control. All year-on-year comparisons in this document reflect the recast results. As of October 15, 2018, ARA, Berkeley Point, NKF Capital Markets, and Newmark Cornish & Carey all operate under the name “Newmark Knight Frank”.

As was previously disclosed, the Company now records its financial results to conform to Financial Accounting Standards Board Accounting Standards Codification Topic 606 using the modified retrospective approach for all periods from the first quarter of 2018 forward.16 For the third quarter of 2018, this approach increased both the Company’s revenues and non-compensation expenses related to its management services business by $21.1 million. For the first nine months of 2018, this approach increased both the Company’s revenues and non-compensation expenses related to its management services business by $63.9 million. Additionally, Newmark will not record revenues or earnings related to “Leasing and other commissions” with respect to contingent revenue expected to be received in future periods as of December 31, 2017, in relation to contracts signed prior to the first quarter of 2018, for which services have already been completed. Instead, the Company recorded this contingent revenue and related commission payments on the balance sheet on January 1, 2018, with a corresponding pre-tax increase of approximately $23 million to “Total equity”. Over time, the Company expects to receive approximately $23 million of cash related to these “Leasing and other commissions” receivables, primarily over the course of 2018 and 2019. This cash, however, will not be recorded as GAAP net income, Adjusted Earnings, or Adjusted EBITDA.

Proposed Spin-Off of Newmark

Newmark’s parent company, BGC Partners, has previously announced that it intends to pursue a distribution, or spin-off, to its stockholders of all of the shares of Class A common stock and Class B common stock of Newmark that BGC owns. Although the spin-off is subject to certain conditions, BGC expects to announce the record date for the distribution upon the successful completion of Newmark’s refinancing of debt owed to BGC. BGC expects to complete the spin-off in a reasonable time thereafter, but no later than the end of 2018.

In the spin-off, which will be structured in a manner intended to qualify as generally tax-free for U.S. federal income tax purposes, BGC would distribute shares of Newmark’s Class A common stock held by BGC to holders of shares of Class A common stock of BGC Partners and shares of Newmark’s Class B common stock held by BGC to holders of shares of Class B common stock of BGC Partners (which are currently Cantor and another entity controlled by Mr. Lutnick). Although the ratio of shares of Newmark common stock to be distributed in respect of each share of BGC common stock remains to be determined and will depend upon the number of shares of Newmark common stock (including shares of Newmark common stock underlying units of

[16]

For more information on ASC 606 and its impact on the Company’s results, see the section titled “Impact of ASC 606 on Newmark’s Future Results” in Newmark’s financial results press release dated February 9, 2018, or the section titled “New Accounting Pronouncements” in Newmark’s recent Securities and Exchange Commission (“SEC”) filing on Form 10-K.

Newmark OpCo) owned by BGC Partners as of the record date for the spin-off, if the spin-off had occurred immediately following September 30, 2018, the ratio of shares of Newmark common stock to be distributed in respect of each share of BGC common stock would have been approximately 0.4640.

BGC has indicated that it intends to complete the necessary steps to achieve the spin-off by the end of 2018. BGC expects that prior to the completion of the spin-off, Newmark will obtain its own credit rating. In addition, as necessary for the tax-free spin-off, Newmark expects to repay or refinance its debt owed to or guaranteed by BGC, and to repay or refinance the borrowings outstanding under the intercompany credit agreement.

Please see the section titled “Item 13—Certain Relationships and Related Transactions, and Director Independence—Separation and Distribution Agreement—The Distribution” and “Item 13—Certain Relationships and Related Transactions, and Director Independence—Separation and Distribution Agreement— BGC Partners Contribution of Newmark OpCo Units Prior to the Distribution” in Newmark’s amended 2017 annual report on Form 10-K/A for additional information regarding the proposed distribution.

Non-GAAP Financial Measures

This document contains non-GAAP financial measures that differ from the most directly comparable measures calculated and presented in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). Non-GAAP financial measures used by the Company include “Adjusted EBITDA,” “pre-tax Adjusted Earnings” and “post-tax Adjusted Earnings.” These terms are defined later in this document.

Differences between Consolidated Results for Adjusted Earnings and GAAP

The following sections describe the main differences between results as calculated for Adjusted Earnings and GAAP for the periods discussed herein.

Differences between Compensation Expenses for Adjusted Earnings and GAAP

In the third quarter 2018, the difference between compensation expenses as calculated for GAAP and Adjusted Earnings included non-cash, non-dilutive net charges related to $12.2 million in grants of exchangeability with respect to units of BGC held by certain Newmark partners and $28.8 million in allocation of net income to limited partnership units and FPUs.

In the third quarter 2017, the difference between compensation expenses as calculated for GAAP and Adjusted Earnings included non-cash, non-dilutive net charges related to the $3.9 million in grants of exchangeability; and $14.3 million in allocation of net income to limited partnership units and FPUs.

In the first nine months of 2018, the difference between compensation expenses as calculated for GAAP and Adjusted Earnings included non-cash, non-dilutive net charges related to $94.3 million in grants of exchangeability with respect to units of BGC held by certain Newmark partners and $37.6 million in allocation of net income to limited partnership units and FPUs.

In the first nine months of 2017, the difference between compensation expenses as calculated for GAAP and Adjusted Earnings included non-cash, non-dilutive net charges related to the $27.6 million in grants of exchangeability; and $25.1 million in allocation of net income to limited partnership units and FPUs.

Impact of OMSRs and MSRs on Non-Compensation Expenses for Adjusted Earnings

GAAP income from operations before income taxes for the third quarter 2018 includes a $7.7 million non-cash gain attributable to OMSRs net of MSRs. In the year earlier period, the comparable gain attributable to OMSRs net of amortization of MSRs was $6.2 million. These non-cash GAAP net gains were excluded from pre-tax Adjusted Earnings calculations as an adjustment to non-compensation expenses.

GAAP income from operations before income taxes for the first nine months of 2018 includes a $19.9 million non-cash gain attributable to OMSRs net of MSRs. In the year earlier period, the comparable gain attributable to OMSRs net of amortization of MSRs was $45.2 million. These non-cash GAAP net gains were excluded from pre-tax Adjusted Earnings calculations as an adjustment to non-compensation expenses.

Other Differences between Non-compensation Expenses for Adjusted Earnings and GAAP

In addition to the adjustments related to OMSRs and MSRs, the difference between non-compensation expenses in the third quarter 2018 as calculated for GAAP and Adjusted Earnings also included $1.2 million of non-cash GAAP charges related to amortization of intangibles; and $0.7 million of non-recurring costs.

In addition to the adjustments related to OMSRs and MSRs, the difference between non-compensation expenses in the third quarter 2017 as calculated for GAAP and Adjusted Earnings included $7.5 million of non-cash GAAP charges related to amortization of intangibles and $1.2 million of non-recurring costs.

The difference between non-compensation expenses in the first nine months of 2018 as calculated for GAAP and Adjusted Earnings included $4.0 million of non-cash GAAP charges related to amortization of intangibles and $1.1 million of non-recurring costs. The difference between non-compensation expenses in the first nine months of 2017 as calculated for GAAP and Adjusted Earnings included $10.2 million of non-cash GAAP charges related to amortization of intangibles and $3.2 million of non-recurring costs associated with the IPO.

Differences between Other income (loss) for Adjusted Earnings and GAAP

GAAP income from operations before income taxes for the third quarter and first nine months of 2018 includes non-cash gains of $9.1 million and $6.3 million, respectively, attributable to unrealized non-cash mark-to-market movements related to the Nasdaq Forwards as part of “other income (loss)”. These non-cash GAAP gains were excluded from pre-tax Adjusted Earnings calculations, as Newmark expects to redeem these EPUs with Nasdaq shares. In the year earlier periods, there was no comparable gain or loss attributable to these non-cash items.

Differences between Taxes for Adjusted Earnings and GAAP

Newmark’s GAAP provision for income taxes is calculated based on an annualized methodology. The Company’s GAAP provision for income taxes was $35.9 million for the third quarter 2018. The Company includes additional tax-deductible items when calculating the provision for taxes with respect to Adjusted Earnings using an annualized methodology. These include tax-deductions related to equity-based compensation with respect to limited partnership unit exchange, employee loan amortization, and certain net-operating loss carryforwards. The provision for income taxes with respect to Adjusted Earnings was modified by $12.3 million for the third quarter 2018. As a result, the provision for income taxes for Adjusted Earnings was $23.5 million for third quarter 2018.

Newmark’s GAAP provision for income taxes was $2.0 million for the third quarter 2017. The Company’s provision for income taxes with respect to Adjusted Earnings was modified by $23.9 million for the third quarter 2017 using the same methodology described above. As a result, the provision for income taxes for Adjusted Earnings was $25.9 million for third quarter 2017. The Company did not include the effect of the 2017 U.S. Tax Cuts and Jobs Act when calculating the Adjusted Earnings provision for income taxes for 2017.

Newmark’s GAAP provision for income taxes is calculated based on an annualized methodology. The Company’s GAAP provision for income taxes was $53.6 million for the first nine months of 2018. The Company includes additional tax-deductible items when calculating the provision for taxes with respect to Adjusted Earnings using an annualized methodology. These include tax-deductions related to equity-based compensation with respect to limited partnership unit exchange, employee loan amortization, and certain net-operating loss carryforwards. The provision for income taxes with respect to Adjusted Earnings was modified by $11.6 million for the first nine months of 2018. As a result, the provision for income taxes for Adjusted Earnings was $42.0 million for the first nine months of 2018.

Newmark’s GAAP provision for income taxes was $3.4 million for the first nine months of 2017. The Company’s provision for income taxes with respect to Adjusted Earnings was modified by $39.4 million for the first nine months of 2017 using the same methodology described above. As a result, the provision for income taxes for Adjusted Earnings was $42.8 million for first nine months of 2017. The Company did not include the effect of the 2017 U.S. Tax Cuts and Jobs Act when calculating the Adjusted Earnings provision for income taxes for 2017.

Differences between Earnings Per Share for Adjusted Earnings and GAAP

For the third quarter and first nine months of 2018, earnings per share calculations under GAAP included reductions for EPUs of $1.7 million and $1.9 million, respectively. For Adjusted Earnings these non-cash preferred dividends are excluded as Newmark expects to redeem these EPUs with Nasdaq shares.

Conference Call and Investor Presentation

Newmark will host a conference call at 11:00 a.m. ET today to discuss these results. A webcast of the call, along with an investor presentation summarizing the Company’s consolidated Adjusted Earnings results, is expected to be accessible via either of the following sites: http://ir.ngkf.com or http://ir.bgcpartners.com

A listing of minimum system requirement can be found here:

http://event.on24.com/view/help/ehelp.html?text_language_id=en&fh=true&flashconsole=true&ngwebcast=true

A webcast replay of the conference call is expected to be accessible at http://ir.ngkf.com or http://ir.bgcpartners.com within 24 hours of the live call and will be available for 365 days following the call. Additionally, call participants may dial in with the following information:

LIVE CALL:

Date - Start Time:	10/25/2018 at 11:00 a.m. ET
U.S. Dial In:	1-866-393-4306
International Dial In:	1-734-385-2616
Passcode:	536-6919

REPLAY:

Available From – To:	10/25/2018 2:00 p.m. ET – 11/1/2018 11:59 p.m. ET
U.S. Dial In:	1-855-859-2056
International Dial In:	1-404-537-3406
Passcode:	536-6919

(Note: If clicking on the above links does not open up a new web page, you may need to cut and paste the above URLs into your browser's address bar.)

Investors and analysts should note that since BGC consolidates Newmark’s results as its Real Estate Services segment, BGC’s separate financial results earnings release, conference call, and related materials may be of interest to Newmark’s investors. Details regarding this information can be found at http://ir.bgcpartners.com.

Adjusted Earnings Defined

Newmark uses non-GAAP financial measures including, but not limited to, “pre-tax Adjusted Earnings” and “post-tax Adjusted Earnings,” which are supplemental measures of operating results that are used by management to evaluate the financial performance of the Company and its consolidated subsidiaries. Newmark believes that Adjusted Earnings best reflect the operating earnings generated by the Company on a consolidated basis and are the earnings which management considers available for, among other things, dividends and/or distributions to Newmark’s common stockholders and holders of Newmark Holdings partnership units during any period.

As compared with items such as “Income (loss) before income taxes and noncontrolling interests” and “Net income (loss) for fully diluted shares” all prepared in accordance with GAAP, Adjusted Earnings calculations primarily exclude certain non-cash compensation and other expenses that generally do not involve the receipt or outlay of cash by the Company and/or which do not dilute existing stockholders, as described below. In addition, Adjusted Earnings calculations exclude certain gains and charges that management believes do not best reflect the ordinary operating results of Newmark.

Adjustments Made to Calculate Pre-Tax Adjusted Earnings

Newmark defines pre-tax Adjusted Earnings as GAAP income (loss) from operations before income taxes and noncontrolling interest in subsidiaries, excluding certain items such as:

*

The impact of any unrealized non-cash mark-to-market gains or losses on “other income (loss)” related to the variable share forward agreements with respect to Newmark’s expected receipt of the Nasdaq payments in 2019, 2020, 2021, and 2022 (the “Nasdaq Forwards”);

*	Non-cash asset impairment charges, if any;
*	Allocations of net income to limited partnership units;
*	Non-cash charges related to the amortization of intangibles with respect to acquisitions; and
*	Non-cash charges relating to grants of exchangeability to limited partnership units.

Virtually all of the Company’s key executives and producers have partnership or equity stakes in the Company and receive deferred equity or limited partnership units as part of their compensation. A significant percentage of Newmark’s fully diluted shares are owned by the Company’s executives, partners and employees. The Company issues limited partnership units and grants exchangeability to unit holders to provide liquidity to Newmark’s employees, to align the interests of the Company’s employees and management with those of common stockholders, to help motivate and retain key employees, and to encourage a collaborative culture that drives cross-selling and revenue growth.

When the Company issues limited partnership units, the shares of common stock into which the units can be ultimately exchanged are included in Newmark’s fully diluted share count for Adjusted Earnings at the beginning of the subsequent quarter after the date of grant. Newmark includes such shares in the Company’s fully diluted share count when the unit is granted because the unit holder is expected to be paid a pro-rata distribution based on Newmark’s calculation of Adjusted Earnings per fully diluted share and because the holder could be granted the ability to exchange their units into shares of common stock in the future. Non-cash charges with respect to grants of exchangeability reflect the value of the shares of common stock into which the unit is exchangeable when the unit holder is granted exchangeability not previously expensed in accordance with GAAP. The amount of non-cash charges relating to grants of exchangeability the Company uses to calculate pre-tax Adjusted Earnings on a quarterly basis is based upon the Company’s estimate of expected grants of exchangeability to limited partnership units during the annual period, as described further below under “Adjustments Made to Calculate Post-Tax Adjusted Earnings”.

Adjusted Earnings also excludes non-cash GAAP gains attributable to originated mortgage servicing rights (which Newmark refer to as “OMSRs”) and non-cash GAAP amortization of mortgage servicing rights (which the Company refers to as “MSRs”). Under GAAP, the Company recognizes OMSRs gains equal to the fair value of servicing rights retained on mortgage loans originated and sold. Subsequent to the initial recognition at fair value, MSRs are carried at the lower of amortized cost or fair value and amortized in proportion to the net servicing revenue expected to be earned. However, it is expected that any cash received with respect to these servicing rights, net of associated expenses, will increase Adjusted Earnings (and Adjusted EBITDA) in future periods.

Additionally, Adjusted Earnings calculations exclude certain unusual, one-time or non-recurring items, if any. These items are excluded from Adjusted Earnings because the Company views excluding such items as a better reflection of the ongoing, ordinary operations of Newmark. Newmark’s definition of Adjusted Earnings also excludes certain gains and charges with respect to acquisitions, dispositions, or resolutions of litigation. Management believes that excluding such gains and charges also best reflects the ongoing operating performance of Newmark.

Adjustments Made to Calculate Post-Tax Adjusted Earnings

Because Adjusted Earnings are calculated on a pre-tax basis, Newmark also intends to report post-tax Adjusted Earnings to fully diluted stockholders. Newmark defines post-tax Adjusted Earnings to fully diluted stockholders as pre-tax Adjusted Earnings reduced by the non-GAAP tax provision described below.

The Company calculates its tax provision for post-tax Adjusted Earnings using an annual estimate similar to how it accounts for its income tax provision under GAAP. To calculate the quarterly tax provision under GAAP, Newmark estimates its full fiscal year GAAP income (loss) from operations before income taxes and noncontrolling interests in subsidiaries and the expected inclusions and deductions for income tax purposes, including expected grants of exchangeability to limited partnership units during the annual period. The resulting annualized tax rate is applied to Newmark’s quarterly GAAP income (loss) from operations before income taxes and noncontrolling interests in subsidiaries. At the end of the annual period, the Company updates its estimate to reflect the actual tax amounts owed for the period.

To determine the non-GAAP tax provision, Newmark first adjusts pre-tax Adjusted Earnings by recognizing any, and only, amounts for which a tax deduction applies under applicable law. The amounts include non-cash charges with respect to grants of exchangeability, certain charges related to employee loan forgiveness, certain net operating loss carryforwards when taken for statutory purposes, and certain charges related to tax goodwill amortization. These adjustments may also reflect timing and measurement differences, including treatment of employee loans, changes in the value of units between the dates of grants of exchangeability and the date of actual unit exchange, variations in the value of certain deferred tax assets and liabilities and the different timing of permitted deductions for tax under GAAP and statutory tax requirements.

After application of these previously described adjustments, the result is the Company’s taxable income for Newmark’s pre-tax Adjusted Earnings, to which the Company then applies the statutory tax rates. This amount is the Company’s non-GAAP tax provision. Newmark views the effective tax rate on pre-tax Adjusted Earnings as equal to the amount of Newmark’s non-GAAP tax provision divided by the amount of pre-tax Adjusted Earnings.

Generally, the most significant factor affecting this non-GAAP tax provision is the amount of non-cash charges relating to the grants of exchangeability to limited partnership units. Because the non-cash charges relating to the grants of exchangeability are deductible in accordance with applicable tax laws, increases in exchangeability have the effect of lowering the Company’s non-GAAP effective tax rate and thereby increasing Newmark’s post-tax Adjusted Earnings.

Management uses post-tax Adjusted Earnings in part to help it evaluate, among other things, the overall performance of the business, to make decisions with respect to the Company’s operations, and to determine the amount of dividends payable to common stockholders and distributions payable to holders of limited partnership units.

Newmark incurs income tax expenses based on the location, legal structure and jurisdictional taxing authorities of each of its subsidiaries. Certain of the Company’s entities are taxed as U.S. partnerships and are subject to the Unincorporated Business Tax (“UBT”) in New York City. Any U.S. federal and state income tax liability or benefit related to the partnership income or loss, with the exception of UBT, rests with the unit holders rather than with the partnership entity. The Company’s financial statements include U.S. federal, state and local income taxes on the Company’s allocable share of the U.S. results of operations. Outside of the U.S., Newmark is expected to operate principally through subsidiary corporations subject to local income taxes. For these reasons, taxes for Adjusted Earnings are expected to be presented to show the tax provision the Company would expect to pay if 100 percent of earnings were taxed at global corporate rates.

Calculations of Pre-Tax and Post-Tax Adjusted Earnings per Share

Newmark’s Adjusted Earnings per share calculations assume either that:

*	The fully diluted share count includes the shares related to any dilutive instruments, but excludes the associated interest expense, net of tax, when the impact would be dilutive; or
*	The fully diluted share count excludes the shares related to these instruments, but includes the associated interest expense, net of tax.

The share count for Adjusted Earnings excludes certain shares expected to be issued in future periods but not yet eligible to receive dividends and/or distributions. Each quarter, the dividend payable to Newmark’s common stockholders, if any, is expected to be determined by the Company’s Board of Directors with reference to a number of factors, including post-tax Adjusted Earnings per fully diluted share. Newmark may also pay a pro-rata distribution of net income to limited partnership units, as well as to Cantor for its noncontrolling interest. The amount of this net income, and therefore of these payments per unit, would be determined using the above definition of pre-tax Adjusted Earnings using the fully diluted share count. The declaration, payment, timing and amount of any future dividends payable by the Company will be at the discretion of its board of directors using the fully diluted share count.

In addition, the non-cash preferred dividends are excluded from Adjusted Earnings per share as Newmark expects to redeem the related EPUs with Nasdaq shares.

Other Matters with Respect to Adjusted Earnings

The term “Adjusted Earnings” should not be considered in isolation or as an alternative to GAAP net income (loss). The Company views Adjusted Earnings as a metric that is not indicative of liquidity or the cash available to fund its operations, but rather as a performance measure. Pre- and post-tax Adjusted Earnings are not intended to replace the Company’s presentation of its GAAP financial results. However, management believes that these measures help provide investors with a clearer understanding of Newmark’s financial performance and offer useful information to both management and investors regarding certain financial and business trends related to the Company’s financial condition and results of operations. Management believes that Adjusted Earnings measures and the GAAP measures of financial performance should be considered together.

Newmark anticipates providing forward-looking guidance for GAAP revenues and for certain Adjusted Earnings measures from time to time. However, the Company does not anticipate providing an outlook for GAAP results other than revenue. This is because certain GAAP items, which are excluded from Adjusted Earnings, are difficult to forecast with precision before the end of each period. The Company therefore believes that it is not possible to forecast GAAP results or to quantitatively reconcile GAAP results to non-GAAP results with sufficient precision unless Newmark makes unreasonable efforts. The items that are difficult to predict on a quarterly basis with precision and which can have a material impact on the Company’s GAAP results include, but are not limited, to the following:

*	Allocations of net income and grants of exchangeability to limited partnership units, which are determined at the discretion of management throughout and up to the period-end;
*

The impact of certain marketable securities, as well as any gains or losses related to associated mark-to- market movements and/or hedging including with respect to the Nasdaq Forwards. These items are calculated using period-end closing prices;

*	Non-cash asset impairment charges, which are calculated and analyzed based on the period-end values of the underlying assets. These amounts may not be known until after period-end; and
*	Acquisitions, dispositions and/or resolutions of litigation, which are fluid and unpredictable in nature.

Adjusted EBITDA

Newmark provides a non-GAAP financial performance measure, “Adjusted EBITDA,” which the Company defines as “Net income (loss) for fully diluted shares” derived in accordance with GAAP and adjusted for the addition of the following items:

*	Provision (benefit) for income taxes;
*	Net income (loss) attributable to noncontrolling interest;
*	Employee loan amortization and reserves on employee loans;
*	Interest expense;
*	Fixed asset depreciation and intangible asset amortization;
*	Non-cash charges relating to grants of exchangeability to limited partnership units;
*	Other non-cash charges related to equity-based compensation;
*	Other non-cash income (loss); and
*	Net non-cash GAAP gains related to OMSRs and MSRs amortization.

The Company also excludes GAAP charges with respect to allocations of net income to limited partnership units. Such allocations represent the pro-rata portion of pre-tax earnings available to such unit holders. These units are included in the fully-diluted share count, and are exchangeable on a one-to-one basis, subject to certain adjustments, into shares of Newmark’s Class A common stock. As these units are exchanged into shares of the Company’s Class A common stock, unit holders will become entitled to cash dividends paid on the shares of the Class A common stock rather than cash distributions in respect of the units. The Company views such allocations as economically equivalent to dividends on common shares. Because dividends paid to common shares are not an expense under GAAP, management believes similar allocations of income to unit holders should also be excluded by investors when analyzing Newmark’s results on a fully-diluted basis with respect to Adjusted EBITDA.

The Company’s management believes that Adjusted EBITDA is useful in evaluating Newmark’s operating performance, because the calculations of this measure generally eliminate the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which would include impairment charges of goodwill and intangibles created from acquisitions. Such items may vary for different companies for reasons unrelated to overall operating performance. As a result, the Company’s management uses Adjusted EBITDA to evaluate operating performance and for other discretionary purposes. Newmark believes that Adjusted EBITDA is useful to investors to assist them in achieving a more complete picture of the Company’s financial condition and results of operations.

Because Adjusted EBITDA is not a recognized measurement under GAAP, investors should use this measure in addition to “Net income (loss) for fully diluted shares” when analyzing Newmark’s operating performance. Because not all companies use identical Adjusted EBITDA calculations, the Company’s presentation of Adjusted EBITDA may not be comparable to similarly-titled measures of other companies. Furthermore, Adjusted EBITDA is not intended to be a measure of free cash flow or GAAP cash flow from operations, because Adjusted EBITDA does not consider certain cash requirements, such as tax and debt service payments.

See the reconciliation table “Reconciliation of GAAP Income (Loss) to Adjusted EBITDA” elsewhere in this document for additional information on this topic.

Liquidity Defined

Newmark may also use a non-GAAP measure called “liquidity”. The Company considers liquidity to be comprised of the sum of cash and cash equivalents plus marketable securities that have not been financed, reverse repurchase agreements, and securities owned, less securities loaned and repurchase agreements. The Company considers this an important metric for determining the amount of cash that is available or that could be readily available to the Company on short notice.

About Newmark Group, Inc.

Newmark Group, Inc. (“Newmark Group”) is a publicly traded company which, through subsidiaries, operates as a full-service commercial real estate services business with a complete suite of services and products for both owners and occupiers across the entire commercial real estate industry. Under the Newmark Knight Frank name, the investor/owner services and products of Newmark Group’s subsidiaries include capital markets (including investment sales), agency leasing, property management, valuation and advisory, diligence and underwriting. The company’s subsidiaries also offer government sponsored enterprise lending, loan servicing, debt and structured finance, and loan sales. Newmark Group’s occupier services and products include tenant representation, global corporate services, real estate management technology systems, workplace and occupancy strategy, consulting, project management, lease administration and facilities management. Newmark Group enhances these services and products through innovative real estate technology solutions and data analytics designed to enable its clients to increase their efficiency and profits by optimizing their real estate portfolio.

Newmark Group has relationships with many of the world’s largest commercial property owners, real estate developers and investors, as well as Fortune 500 and Forbes Global 2000 companies. Newmark Group, which is listed on the NASDAQ Global Select Market under the symbol “NMRK”, is a publicly traded subsidiary of BGC Partners, Inc. (“BGC” or “BGC Partners”), a leading global brokerage and financial technology company. BGC’s Class A common stock trades on the NASDAQ Global Select Market under the ticker symbol “BGCP”. Newmark is a trademarks/service marks and/or registered trademarks/service marks of Newmark Group, Inc. and/or its affiliates. Knight Frank is a service mark of Knight Frank (Nominees) Limited. Find out more about Newmark at http://www.ngkf.com/, https://twitter.com/newmarkkf, https://www.linkedin.com/company/newmark-knight-frank/, and/or http://ir.ngkf.com/investors/investors-home/default.aspx.

Discussion of Forward-Looking Statements about BGC Partners and Newmark

Statements in this document regarding BGC and Newmark that are not historical facts are “forward-looking statements” that involve risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements. Except as required by law, BGC and Newmark undertake no obligation to update any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see BGC's and Newmark’s Securities and Exchange Commission filings, including, but not limited to, the risk factors set forth in these filings and any updates to such risk factors contained in subsequent Forms 10-K, Forms 10-Q or Forms 8-K.

NEWMARK GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	September 30,	December 31,
	2018	2017
Assets
Current Assets:
Cash and cash equivalents	$70,607	$121,027
Restricted cash	260,592	-
Cash segregated under regulatory requirements	55,859	52,347
Marketable securities	93,715	57,623
Loans held for sale	1,132,665	362,635
Receivables, net	390,165	210,471
Other current assets	53,860	20,994
Total current assets	2,057,463	825,097
Goodwill	513,527	477,532
Mortgage servicing rights, net	405,241	392,626
Loans, forgivable loans and other receivables from employees and partners	275,156	209,549
Fixed assets, net	72,158	64,822
Other intangible assets, net	29,354	24,921
Other assets	368,195	278,460
Total assets	$3,721,094	$2,273,007

Liabilities, Redeemable Partnership Interest, and Equity:
Current Liabilities:
Warehouse notes payable	$1,131,792	$360,440
Accrued compensation	314,350	205,395
Current portion of accounts payable, accrued expenses and other liabilities	248,365	124,961
Secured loans	8,580	57,623
Current portion of payables to related parties	397,993	34,169
Total current liabilities	2,101,080	782,588
Long-term debt	133,950	670,710
Long-term debt payable to related parties	300,000	412,500
Other long term liabilities	173,633	163,795
Total liabilities	2,708,663	2,029,593

Equity:
Total equity (1)	1,012,431	243,414
Total liabilities and equity	$3,721,094	$2,273,007

(1) Includes "redeemable partnership interests," "noncontrolling interests" and "total stockholders' equity."

NEWMARK GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
Revenues:	2018	2017	2018	2017
Commissions	319,340	256,918	859,908	701,724
Gains from mortgage banking activities/originations, net	51,972	45,455	132,763	164,263
Management services, servicing fees and other	147,497	95,848	423,217	269,887
Total revenues	518,809	398,221	1,415,888	1,135,874
Expenses:
Compensation and employee benefits	291,096	270,943	812,771	724,606
Allocations of net income and grant of exchangeability to limited partnership units	41,062	18,217	131,897	52,717
Total compensation and employee benefits	332,158	289,160	944,668	777,323
Operating, administrative and other	84,914	52,313	240,389	159,099
Fees to related parties	6,644	5,355	19,839	14,240
Depreciation and amortization	25,873	29,922	68,587	71,377
Total non-compensation expenses	117,431	87,590	328,815	244,716
Total operating expenses	449,589	376,750	1,273,483	1,022,039
Other income (losses), net:
Other income (loss)	93,717	77,264	99,059	75,956
Total other income (losses), net	93,717	77,264	99,059	75,956

Income (loss) from operations	162,937	98,735	241,464	189,791
Interest (income) expense , net	(11,509)	1,724	(35,500)	4,239
Income before income taxes and noncontrolling interests	151,428	100,459	205,964	194,030

Provision (benefit) for income taxes	35,870	1,989	53,625	3,396
Consolidated net income (loss)	$115,558	$98,470	$152,339	$190,634

Less: Net income (loss) attributable to noncontrolling interest in subsidiaries	47,321	(337)	63,366	(29)

Net income (loss) available to common stockholders	$68,237	$98,807	$88,973	$190,663
Per share data:
Basic earnings per share
Net income (loss) available to common stockholders (1)	$66,563	$98,807	$87,107	$190,663
Basic earnings per share	$0.43	N/A	$0.56	N/A
Basic weighted-average shares of common stock outstanding	155,152	N/A	155,348	N/A

Fully diluted earnings per share
Net income (loss) for fully diluted shares (1)	80,038	N/A	104,580	N/A
Fully diluted earnings per share	$0.43	N/A	$0.56	N/A
Fully diluted weighted-average shares of common stock outstanding	185,134	N/A	185,559	N/A

Dividends declared per share of common stock	$0.09	N/A	$0.27	N/A
Dividends declared and paid per share of common stock	$0.09	N/A	$0.18	N/A

(1) In accordance with ASC 260, includes a reduction for dividends on preferred stock or units of $1.7 million and $1.9 million, for the three and nine months ended September 30, 2018 respectively.

NEWMARK GROUP INC.
SUMMARIZED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)
	Nine Months Ended September 30,
	2018	2017
Net cash provided by (used in) operating activities	$(636,360)	$510,968
Net cash provided by (used in) investing activities	(16,510)	(11,118)
Net cash provided by (used in) financing activities	866,554	(427,891)
Net increase (decrease) in cash and cash equivalents	213,684	71,959
Cash and cash equivalents and restricted cash at beginning of period	173,374	117,554
Cash and cash equivalents and restricted cash at end of period	$387,058	$189,513

Net cash provided by (used in) operating activities excluding activity from loan originations and sales	$133,671	$99,465

The Condensed Consolidated Statements of Cash Flows are presented in summarized form. For complete Condensed Consolidated Statements of Cash Flows, please refer to the company's Quarterly Report on Form 10-Q for the nine months ended September 30, 2018, to be filed with the Securities and Exchange Commission in the near future.

NEWMARK GROUP, INC.
Reconciliation of GAAP Income (Loss) to Adjusted EBITDA
(in thousands) (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
GAAP Net income (loss) available to common stockholders	$68,237	$98,807	$88,973	$190,663
Add back:
Provision (benefit) for income taxes	35,870	1,989	53,625	3,396
Net income (loss) attributable to noncontrolling interest in subsidiaries	47,321	(337)	63,366	(29)
OMSR Revenue	(28,685)	(25,683)	(74,477)	(97,590)

MSR Amortization	21,011	19,482	54,561	52,398
Other Depreciation and Amortization	4,862	10,438	14,025	18,979
Depreciation and amortization	25,873	29,920	68,586	71,377

Grant of Exchangeability to limited partnership units (1)	12,238	3,924	94,321	27,606
Other non-cash and equity based compensation and amortization (2)	9,177	31,255	14,365	47,309
Non-Recurring (Gains) / Losses	656	1,181	1,100	3,197
Other non-cash, non-dilutive, and/or non-economic items (3)	(9,135)	1,164	(6,497)	3,717
Interest expense (4)	14,264	30	41,999	43
Allocations of net income	28,824	14,293	37,576	25,111
Adjusted EBITDA	$204,640	$156,543	$382,937	$274,800

(1) Represents non-cash and non-dilutive charges relating to grants of exchangeability to limited partnership units.
(2) Includes other equity based amortization and employee loans amortization and reserves.

(3) Includes the impact of any unrealized non-cash mark-to-market gains or losses on “other income (loss)” related to the variable share forward agreements with respect to Newmark’s expected receipt of the Nasdaq payments in 2019, 2020, 2021 and 2022.  Also includes certain other non-cash expenses.

(4) The Interest expense add back for Adjusted EBITDA excludes operating interest on Warehouse notes payable of $9.2 million and $4.4 million, for the Three Months Ended September 30, 2018 and 2017 and $17.4 million and $15.8 million for the Nine Months Ended September 30, 2018 and 2017, respectively.

NEWMARK GROUP, INC.
RECONCILIATION OF GAAP INCOME (LOSS) TO ADJUSTED EARNINGS AND
GAAP FULLY DILUTED EPS TO POST-TAX ADJUSTED EPS
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net income (loss) available to common stockholders	$68,237	$98,807	$88,973	$190,663
Provision (benefit) for income taxes	35,870	1,989	53,625	3,396
Net income (loss) attributable to noncontrolling interest in subsidiaries	47,321	(337)	63,366	(29)
Pre-tax adjustments:
Reserves on employee loans	-	22,700	-	22,700
OMSR Revenue	(28,685)	(25,683)	(74,477)	(97,590)
MSR amortization	21,011	19,482	54,561	52,398
Grant of exchangeability to limited partnership units	12,239	3,924	94,322	27,605
Intangible Asset Amortization	1,238	7,481	4,008	10,178
Non recurring (Gains) / Losses	656	1,181	1,099	3,197
Other non-cash, non-dilutive, and/or non-economic items (1)	(9,135)	-	(6,327)	-
Allocation of Net Income	28,824	14,293	37,576	25,111

Total pre-tax adjustments	26,148	43,378	110,762	43,599

Pre-tax Adjusted Earnings	$177,576	$143,837	$316,726	$237,629

GAAP Net income (loss) available to common stockholders	$68,237	$98,807	$88,973	$190,663
Allocation of net income (loss) to noncontrolling interest in subsidiaries	46,906	-	61,904	-
Total pre-tax adjustments (from above)	26,148	43,378	110,762	43,599
Income tax adjustment to reflect adjusted earnings taxes	12,324	(23,902)	11,625	(39,378)

Post-tax Adjusted Earnings	$153,615	$118,283	$273,264	$194,884

Per Share Data
GAAP fully diluted earnings per share	$0.43	N/A	$0.56	N/A

Less: Allocations of net income to limited partnership units and FPUs, net of tax	0.00	N/A	0.02	N/A

Exchangeable preferred limited partnership units non-cash preferred dividends	0.01	N/A	0.01	N/A

Total pre-tax adjustments (from above)	0.10	N/A	0.43	N/A
Income tax adjustment to reflect adjusted earnings taxes	0.05	N/A	0.05	N/A

Post-tax adjusted earnings per share	$0.59	$0.51	$1.07	$0.85

Pre-tax adjusted earnings per share	$0.67	$0.62	$1.23	$1.04

Fully diluted weighted-average shares of common stock outstanding	262,532	230,882	256,085	228,158

(1) Includes the impact of any unrealized non-cash mark-to-market gains or losses on “other income (loss)” related to the variable share forward ("Nasdaq Forward") agreements with respect to Newmark’s expected receipt of the Nasdaq payments in 2019, 2020, 2021 and 2022.

NEWMARK GROUP, INC.
FULLY DILUTED WEIGHTED-AVERAGE SHARE COUNT
FOR GAAP AND ADJUSTED EARNINGS
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017 (1)	2018	2017 (1)

Common stock outstanding	155,152	N/A	155,348	N/A
Limited partnership units	-	N/A	-	N/A
Cantor units	23,491	N/A	23,668	N/A
Founding partner units	5,635	N/A	5,688	N/A
RSUs	157	N/A	197	N/A
Other	699	N/A	659	N/A

Fully diluted weighted-average share count for GAAP	185,134	-	185,560	-

Adjusted Earnings Adjustments:
Common stock outstanding	-	N/A	-	N/A
Limited partnership units	77,398	N/A	70,526	N/A
Cantor units	-	N/A	-	N/A
Founding partner units	-	N/A	-	N/A
RSUs	-	N/A	-	N/A
Other	-	N/A	-	N/A

Fully diluted weighted-average share count for Adjusted Earnings	262,532	230,882	256,086	228,158

Note:

(1) This methodology divides the relevant historical weighted average share counts of BGC Partners by 2.2 and adds the 23.0 million shares of NMRK Class A common stock issued in the IPO as though they were issued and outstanding for the entire relevant period. BGC's fully diluted weighted average share count for the three and nine months ended September 30, 2017 was 457.3 and 451.3 million, respectively.

Newmark’s post-tax Adjusted Earnings per share for the three and nine months ended September 30, 2018 and 2017 under this methodology is $0.59 and $1.07, and $0.51 and $0.85, respectively.

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